Exhibit 14

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch Series Fund, Inc. on Form N-14 of our report dated February 24, 2003 appearing in the December 31, 2002 Annual Report of Merrill Lynch Series Fund, Inc., in the Statement of Additional Information which is part of this Registration Statement. We also consent to the references to us under the caption “COMPARISON OF THE PORTFOLIOS—Financial Highlights” and “EXPERTS” appearing in the Joint Proxy Statement and Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey October 7, 2003